Synergy Resources Reports Fiscal Fourth Quarter and Year End 2015 Results

Full Year Production Growth of 104% and Revenues up 20% to Record $125 Million Generating Net Income of $0.19 per Diluted Share
Company to Host Investor Conference Call on Friday, October 16th, at 11:00 AM ET

Denver, CO--(Marketwired - October 15, 2015) -- Synergy Resources Corporation (NYSE MKT: SYRG), a U.S. oil and gas exploration and production company focused on the Greater Wattenberg Area of the Denver-Julesburg Basin, reported its fiscal fourth quarter and year end results for the period ended August 31, 2015.

Fiscal Fourth Quarter and Year 2015 Financial Highlights as Compared to the Same Year ago Periods

•	Revenue decreased 10% to $32.6 million in the fourth quarter, and was up 20% to $125 million for the full year compared to $36.3 million and $104.2 million in the year ago periods respectively

•
Net income (loss) was ($5.3 million) or ($0.05) per diluted share in the quarter and $18 million or $0.19 per diluted share for the full year as compared to net income of $28.9 million or $0.37 per diluted share in fiscal 2014. Net income for the quarter and the full year include a full cost ceiling impairment charge of $13 million or ($0.10) per diluted share in the quarter and $16 million or ($0.10) per share for the full year

•	Adjusted EBITDA was up 53% to a record $118 million in fiscal 2015, (see further discussion about the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures," below)

•
As of August 31, 2015, the Company's cash and equivalents totaled $133.9 million and it had $78 million outstanding on its credit facility, as compared to $34.8 million and $37 million respectively at August 31, 2014

Operational Highlights

•
In the fourth quarter, net oil and natural gas production increased 85% to 1,005,138 barrels of oil equivalent (BOE), as compared to 542,207 BOE the same year ago quarter, and averaged 10,925 BOE per day (BOE/d) versus an average of 5,894 BOE/d in the year ago quarter and average daily production for the full year increased 104% to 8,750 BOE/d compared to 4,290 BOE/d in fiscal 2014

•	38 net operated and approximately 4 net non-operated horizontal wells were brought on-line during the fiscal year

•
Fiscal year end estimated proved reserves increased 76% to 27.7 million barrels of oil and 174 billion cubic feet of gas, or combined total 56.7 million BOE compared to 32.2 million BOE as of August 31, 2014. The estimated present value of these reserves before tax and discounted 10% is $438 million as of August 31, 2015 compared to $534 million at August 31, 2014. The commodity prices used to evaluate the reserves in fiscal 2015 dropped 40% for per barrel of oil and 35% per mcf of gas from the prices used in 2014.

Fiscal Fourth Quarter 2015 as Compared to Fiscal Third Quarter

Revenues in the fourth quarter of 2015 were $32.6 million, up from $26.0 million in the third quarter.  The increase in revenues is attributed to higher production volume but was partially offset by lower commodity prices.  In the fourth quarter the average realized price per barrel of oil was $42.21 versus a realized price per barrel of $45.77 in the third quarter, and the average realized price per mcf for natural gas was $2.51 in the fourth quarter compared to $3.16 in the third quarter. Operating income (loss) for the fourth quarter was ($12.4 million) compared to an operating loss of ($3.0 million) in the previous quarter. Net income (loss) totaled ($5.3 million) or ($0.05) per diluted share in the fourth quarter compared to a net loss of ($2.5 million) or ($0.02) per diluted share in the third quarter. Adjusted EBITDA in the fourth quarter was $32 million, up 29% from $24.9 million in the previous quarter.

The following tables present certain per unit metrics that compare results of the corresponding quarterly and twelve-month reporting periods:

Net Production and Sales Prices Comparison (in thousands)	Quarterly Comparisons					Year Over Year Comparison
	Three Months Ended			% Change		Year Ended		% Change
Net Volumes	8/31/2015	5/31/2015	8/31/2014	Sequential Quarter	Qtr.-over- Qtr.	8/31/15	8/31/14	Year Over Year
Crude Oil (Bbls)	642	449	336	43%	91%	1,970	941	109%
Natural Gas (Mcf)	2,180	1,737	1,239	26%	76%	7,344	3,747	96%
Sales Volumes: (BOE)	1,005	738	542	36%	85%	3,194	1,566	104%
Average Daily Volumes
Daily Production (BOE/day)	10,925	8,026	5,894	36%	85%	8,750	4,290	104%
Product Price Received
Crude Oil ($/Bbl)	$42.21	$45.77	$89.72	-8%	-53%	$50.75	$89.98	-44%
Natural Gas ($/Mcf)	$2.51	$3.16	$4.95	-21%	-49%	$3.39	$5.21	-35%

Unit Cost Analysis (in thousands)	Q4-15	Q3-15	Q4-14	2015	2014	% Change
						Sequential	Q-o-Q	Y-o-Y
Sales Volumes in Barrels of Oil Equivalent (BOE)	1,005	738	542	3,194	1,566	36%	85%	104%
Average Realized Price ($ BOE)	$32.39	$35.26	$66.86	$39.09	$66.56	-8%	-52%	-41%
Lease Operating Expense ($ BOE)	4.69	4.84	4.81	4.70	5.10	-3%	-2%	-8%
Production Tax ($ BOE)	2.76	3.04	5.57	3.55	6.17	-9%	-51%	-42%
DD&A Expense ($ BOE)	17.42	22.21	21.86	20.62	21.05	-22%	-20%	-2%
Impairment ($ BOE)	12.93	4.06	—	5.01	—	218%	nm	nm
Total G&A Expense ($ BOE)	6.88	5.26	6.02	5.95	6.48	31%	14%	-8%

Proved Reserves	(MBbls) 8-31-2015	(MMcf) 8-31-2015	MBOE 8-31-2015	MBOE 8-31-2014	Y-o-Y % change	*PV10 Value 8/31/2015	*PV10 Value 8/31/2014	Y-o-Y % change
Developed	7,393	46,026	15,064	12,977	14%	$227 Million	$328 Million	-33%
Undeveloped	20,299	127,932	41,621	19,211	116%	$211 Million	$206 Million	-2%
Total	27,692	173,958	56,685	32,188	76%	$438 Million	$534 Million	-18%

*A Non-GAAP Financial Measure“PV-10”, a non-GAAP financial measure, to assess the relative size and value of its reserves. Bbl” refers to one stock tank barrel, or 42 U.S. gallons liquid volume in reference to crude oil or other liquid hydrocarbons. “Mcf” refers to one thousand cubic feet. A BOE (i.e. barrel of oil equivalent) combines Bbls of oil and Mcf of gas by converting each six Mcf of gas to one Bbl of oil.

Operational Activities for Fourth Fiscal Quarter and Year 2015

In December 2014 the Company closed an acquisition in the Wattenberg Field that added approximately 5,700 net acres to its leasehold in the field, of which approximately 4,200 net acres have rights to the Niobrara and Codell formation.

In fiscal year 2015, the Company reported that it had brought into production 38 net operated horizontal wells, approximately 4 net non-operated wells and, at fiscal year end, it had 12 wells (approximately 8.4 net) drilled and uncompleted in its inventory.

The Company began fiscal 2015 with three operated three drilling rigs under contract. One rig was released December 2014 and another rig was released in January 2015. The Company continues drilling operations with one rig that is under contract through December 2015.

Management Commentary

Lynn Peterson, President, of Synergy Resources commented, “Synergy has grown its production at over a 100% compounded annual rate since 2010 while maintaining an efficient cost structure and low leverage profile. Those attributes remain as we move forward in fiscal 2016 with our capital expenditures focused in the Wattenberg Field. We believe the quality of our assets and the net cash on our balance sheet provide a platform for value creation. As a result of both our balance sheet and properties we continue to attract talented people, who have deep and relevant experience of operating in the Wattenberg Field, to our team. Our pending acquisition, announced in September, will increase our footprint in the core Wattenberg and is a demonstration of our disciplined approach to asset aggregation. On the operational front, we are currently moving forward with one drilling rig, due to uncertain commodity prices, but retain a high degree of operational and financial flexibility allowing us to increase or decrease our activities at our own discretion. During 2016 we intend to drill a higher percentage of mid and extended reach lateral wells than we have in the past, which we believe will generate further operational and economic efficiencies.

Fiscal 2016 Outlook

Management currently anticipates CAPEX spending of $115-$135 million on the following programs with the vast majority of the drilling expenditures weighted towards the horizontal drilling program in the core of the Wattenberg Field.   The Company anticipates funding this program with cash on hand, cash flow from revenues, and use of the borrowing base on its credit facility. Following is a breakdown of the company’s capex plans if one rig is utilized for the entire fiscal year, but does not include expenditures for acquisitions

•	$90-$100 million to drill operated horizontal wells

•	$10-$15 million to participate as a non-operator in horizontal wells

•	$3-5 million for drilling in the Northeast Wattenberg Extension Area

•	$12-15 million for land leasing

Conference Call
Synergy Resources will host a conference call on Friday, October 16, 2015 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss its fiscal fourth quarter and year end 2015 results. The call will be conducted by President Lynn Peterson, CFO James Henderson and COO Craig Rasmuson. The entire senior management team will be available during the question and answer period of the call.
Date: Friday, October 16, 2015
Time: 11:00 a.m. Eastern time (9:00 a.m. Mountain time)
Domestic Dial-In Number: 1-877-407-9122
International Dial-In Number: 1-201-493-6747

The conference call will be webcast simultaneously which you can access via this link: http//syrginfo.equisolvewebcast.com/q4-2015 and via the investor section of the Company's web site at
www.syrginfo.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Rhonda Sandquist with Synergy Resources at 720-616-4300
A replay of the call will be available after 3:00 p.m. ET on the same day and until October 30, 2015.
Toll-free replay number: 1-877-660-6853
International replay number: 1-201-612-7415
Replay ID #: 411931

About Synergy Resources Corporation
Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas, and Nebraska. The Company's corporate offices are located in Denver, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com.
Important Cautions Regarding Forward Looking Statements
This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company's ability to identify, finance and integrate any future acquisitions; and the volatility of the company's stock price.
About Reserve Estimates
Reserve estimates mentioned in this release were prepared in accordance with guidelines established by the Securities and Exchange Commission for proved reserves. Probable and possible reserves are excluded. Prices are based on a trailing twelve month average and are held constant over the life of the properties. Similarly, costs are held constant for the duration of the well.

About Non-GAAP Financial Measures The company uses "adjusted cash flow from operations" and "adjusted EBITDA," both non-GAAP financial measures, for internal managerial purposes when evaluating period-to-period comparisons. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, net income, nor as a liquidity measure or indicator of cash flows or an indicator of operating performance reported in accordance with U.S. GAAP. The non-GAAP financial measures that the company uses may not be comparable to measures with similar titles reported by other companies. Also, in the future, the company may disclose different non-GAAP financial measures in order to help investors more meaningfully evaluate and compare the company's future results of operations to its previously reported results of operations. The company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. See, "Reconciliation of Non-GAAP Financial Measures," below for a detailed description of these measures as well as a reconciliation of each to the nearest U.S. GAAP measure.
Reconciliation of Non-GAAP Financial Measures
The Company defines adjusted cash flow from operations as the cash flow earned or incurred from operating activities without regard to timing differences in the collection or payment of associated receivables and payables. The Company believes it is important to consider adjusted cash flow from operations as well as cash flow from operations, as it often provides more transparency into what drives the changes in the Company's operating trends, such as production, prices, operating costs, and related operational factors, without regard to whether the earned or incurred item was collected or paid during the period. The Company also uses this measure because the collection of its receivables or payment of obligations has not been a significant issue for its business, but merely a timing issue from one period to the next.
The Company defines adjusted EBITDA as net income (loss) plus net interest expense, income taxes, and depreciation, depletion and amortization (including amortization of non-cash stock-based compensation) for the period, plus/minus the change in fair value of our derivative conversion liability. The Company believes adjusted EBITDA is relevant because it is a measure of cash available to fund capital expenditures and service debt and is a metric used by some industry analysts to provide a comparison of its results with its peers. The following table presents a reconciliation of each of the Company's non-GAAP financial measures to the nearest GAAP measure.

SYNERGY RESOURCES CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
ADJUSTED EBITDA	2015	2014	2015	2014

Net income	$(5,280)	$10,432	$18,042	$28,853

Depreciation, depletion, and amortization	17,512	11,852	65,869	32,958
Full cost ceiling test impairment	13,000	—	16,000	—
Income tax expense	(1,441)	6,173	11,677	15,014
Stock based compensation	4,361	1,399	7,691	2,968
Change in fair value - derivatives	3,788	(1,807)	(1,790)	(2,459)
Interest and related items, net	104	(12)	159	(82)

Adjusted EBITDA	$32,044	$28,037	$117,648	$77,252

Financial Statements
Condensed financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the financial statements, can be found in Synergy's Edgar Filings at www.sec.gov on Form 10-K for the period ended August 31, 2015.

SYNERGY RESOURCES CORPORATION
CONDENSED BALANCE SHEETS
(unaudited, in thousands)

	August 31,	August 31,
	2015	2014
ASSETS
Cash and short term investments	$133,908	$34,753
Other current assets	32,932	33,487
Total current assets	166,840	68,240
Oil and gas properties and other equipment	534,740	379,400
Goodwill	40,711	—
Other assets	4,158	902
Total assets	$746,449	$448,542

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$73,711	$103,578
Revolving credit facility	78,000	37,000
Asset retirement obligations	12,334	4,730
Commodity derivative	—	307
Deferred tax liability, net	10,007	21,437
Total liabilities	174,052	167,052
Shareholders' equity:
Common stock and paid-in capital	538,736	265,871
Retained earnings	33,661	15,619
Total shareholders' equity	572,397	281,490
Total liabilities and shareholders' equity	$746,449	$448,542

SYNERGY RESOURCES CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Twelve Months Ended
	August 31,	August 31,
	2015	2014

Cash flows from operating activities:
Net income	$18,042	$28,853
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion, and amortization	65,869	32,958
Full cost ceiling test impairment	16,000	—
Provision for deferred taxes	11,679	15,014
Other, non-cash items	3,039	509
Changes in operating assets and liabilities	10,458	(2,429)
Total adjustments	107,045	46,052
Net cash provided by operating activities	125,087	74,905
Cash flows from investing activities:
Acquisition of property and equipment	(275,808)	(155,602)
Net proceeds from sales of oil and gas properties	6,239	704
Net proceeds from short term investments	—	60,018
Net cash used in investing activities	(269,569)	(94,880)
Cash flows from financing activities:
Equity financing activities:	204,953	35,265
Debt financing activities	38,684	—
Other	—	—
Net cash provided by financing activities	243,637	35,265
Net increase (decrease) in cash and equivalents	99,155	15,290
Cash and equivalents at beginning of period	34,753	19,463
Cash and equivalents at end of period	133,908	34,753
Short term investments	—	—
Cash, equivalents and short term investments	$133,908	$34,753

SYNERGY RESOURCES CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2015	2014	2015	2014

Oil and gas revenues	$32,559	$36,253	$124,843	$104,219
Expenses:
Lease operating expenses	4,717	2,609	15,017	7,991
Production taxes	2,770	3,020	11,340	9,667
Depreciation, depletion, and amortization	17,512	11,852	65,869	32,958
Full cost ceiling impairment	13,000	—	16,000	—
General and administrative	6,920	3,263	18,995	10,139
Total expenses	44,919	20,744	127,221	60,755
Operating income	(12,360)	15,509	(2,378)	43,464

Other income (expense):
Commodity derivative gain (loss)	5,743	1,084	32,256	321
Interest income and (expense), net	(104)	12	(159)	82
Total other income (expense)	5,639	1,096	32,097	403
Income tax provision (benefit)	(1,441)	6,173	11,677	15,014
Net income (loss)	$(5,280)	$10,432	$18,042	$28,853
Net income (loss) per common share:
Basic	$(0.05)	$0.13	$0.19	$0.38
Diluted	$(0.05)	$0.13	$0.19	$0.37
Weighted average shares outstanding:
Basic	105,084,651	77,771,916	94,628,665	76,214,737
Diluted	105,084,651	79,698,720	95,319,269	77,808,054

Released October 15, 2015